                                                                                                          Agreement: 0001-MCIMA

                                              Date: 12-01-2004

MCI Merchandise Agreement

Merchandise Creations, Inc.

This Vendor /Client Agreement ("Agreement") is made at the place and on the date given between Merchandise Creations, Inc., a corporation registered and operating under the laws of the State of Nevada and having its principal offices at 4704 Towne Square Drive #2626, Plano, Texas 75024 and Tommy Alverson, (" the Client"), currently residing at ( Address, City, State, Zip )  3910 Cedarwood  Ct  Arlington Texas 76017 and

WHEREAS, Merchandise Creations, Inc. is engaged in merchandising, distribution, production, transportation, and development of promotional merchandise,

Merchandise Creations, Inc. is ready, willing and able to develop merchandise for sales and marketing for Tommy Alverson,  (“the Client”) world-wide, which can be changed or modified as agreeable to both parties.  To promote and sell the product according to best commercial and ethical practices, and

Merchandise Creations, Inc. is willing and capable of providing support in every capacity necessary to ensure business continuity for the client, and

NOW THEREFORE, it is agreed by and between Merchandise Creations, Inc. and the Client Tommy Alverson, that they will mutually cooperate to develop Product/Merchandise sales in every capacity, and

1.  Merchandise Creations, Inc. will pay the Client ( 30% ) gross of all Product sales where applicable.

2.  This agreement is a one (1) year agreement and is negotiable at the end of that year.  Merchandise Creations, Inc. reserves the right to end said relationship per its discretion with thirty (30) days written notice.

3.  Merchandise Creations, Inc. will supply training and credit card machines if needed. Payment for merchandise sold at each engagement will be paid within 30 days of the closing date of the engagement. For example, if the engagement’s closing date is May 7th the full payment will will be made no later than June 7th.

4.  Payments are contingent on figures and information supplied by the client verifying units sold and accounted for and agreed on by Merchandise Creations, Inc.

5.  Merchandise Creations, Inc. will provide inventory, ordering, design coordination and payment for the client.  The client will work in close coordination with Merchandise Creations, Inc. in regards to these areas.

6.  Where and when applicable in such cases as festivals or venues where the venue owner or promoter takes a percentage of sales percentages, splits between Merchandise Creations, Inc. and the client will be negotiated by event and in each scenario that applies.  This includes taxes, fees, promoter and venue percentages, etc.

7.  This agreement entitles Merchandise Creations, Inc. to all merchandise sold by such client in this agreement including and not excluded from web based sales, retail sales, international sales or any form of distribution of products represented and paid for by Merchandise Creations, Inc.

8.  Merchandise given away by the client for client use will be paid for by the client.  All promotional merchandise will be agreed to prior to distribution and a set promotional budget will be allocated to the client through outside sources such as sponsorships, labels, management, etc. accordingly as agreed to by the client and Merchandise Creations, Inc.

9.  This instrument contains only the agreements, understandings, representations, conditions, warranties, and covenants made between the parties hereto.  All modifications and amendments hereto/hereafter must be made in writing.

Executed;  12/ 01 / 2004  by the Parties affixing their hands hereto:

/s/Robert B. Turner                                                      /s/ Tommy Alverson

Merchandise Creations, Inc.                                     Client Tommy Alverson

Date:  12 / 01/ 2004                                                 Date: 12 / 01 / 2004